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Day 1 Employee Q&A

Current as of February 3, 2021

We understand you have many questions about Jazz’s planned acquisition of GW Pharmaceuticals, announced on February 3, 2021. We will continue to keep this information updated as we move forward and begin integration planning. Please submit your questions to AskUs@gwpharm.com.

This information is for internal use only; please do not forward or distribute this document outside of the company.

Sections:

1.	Rationale & Strategy

2.	Transaction Details, Timeline & Next Steps

3.	About Jazz

4.	Organization Structure & Leadership

5.	Employment Questions

6.	Equity

7.	Compensation (Remuneration) & Benefits

8.	Locations

9.	Patient Information and Other External Stakeholders

10.	Handling Media or Investor Inquiries

RATIONALE & STRATEGY

1.	What was announced on February 3, 2021?

On February 3, 2021, we announced we had entered a definitive agreement for Jazz to acquire GW Pharmaceuticals, pending GW shareholder approval, regulatory approval, and customary closing conditions, for $220 per share in cash and stock, or a total of $7.2 billion.

2.	Why is GW Pharmaceuticals entering into this transaction? Why now?

This combination brings together two great companies to create a more innovative and diversified high-growth biotech leader. Together, we will have an opportunity to reach and impact more patients through a broader portfolio of CNS-focused therapies than ever before.

We are at a great place in our company’s evolution to combine with Jazz, and we believe this combination will help us advance and achieve our vision, mission and strategy faster than we could on our own. With Epidiolex, we have proven the safety and efficacy of regulatory- approved cannabinoid medicines, are building a blockbuster success in the U.S., and are poised for continued growth as we expand across Europe and around the world. Jazz helps us add a diverse and sizeable revenue stream, and scale to support a future multi-drug portfolio and pipeline, as we prepare to build on our cannabinoid leadership in epilepsy with new therapies to serve broader patient populations.

With an expanded portfolio, the combined company will have more breadth and depth in neuroscience, greater capabilities for research and discovery, and the stability and opportunity that comes from several diversified and fast-growing revenue streams.

3.	Who is Jazz Pharmaceuticals?

Founded in 2003 by Chairman and CEO Bruce Cozadd, Jazz is a global biopharmaceutical company dedicated to developing and commercializing life-changing medicines that transform the lives of patients with serious diseases — often with limited or no options. Today, their commercialized portfolio includes 8 medicines in two key therapeutic areas – sleep disorders and oncology/hematology. Their lead product is XYREM, a medicine approved to treat two common symptoms of narcolepsy. In addition to their diverse portfolio of marketed medicines, Jazz has several novel product candidates, from early- to late-stage development. Jazz actively explores new options for patients including novel compounds, small molecule advancements, biologics and innovative delivery technologies. Jazz has approximately 1,800 employees around the globe, serving patients in more than 90 countries.

4.	Why did Jazz acquire GW Pharmaceuticals?

Jazz sees the acquisition of GW as an exciting opportunity to bring together two global leaders in neuroscience that are both passionate and focused on unmet patient needs. This agreement will combine two great patient-centric and people-focused companies that together will have even greater opportunity to innovate and make investments to positively impact even more patients.

GW will help to further diversify Jazz’s portfolio, adding a third-high growth franchise in epilepsy to their thriving sleep and oncology franchises. In fact, Epidiolex, which has near-term blockbuster potential and is well positioned for continued success in the U.S., EU and around the world, will be the second largest brand in the combined company’s portfolio.

Jazz is also very excited by GW’s robust innovation pipeline of late-stage cannabinoid product candidates, including nabiximols, and earlier-stage cannabinoid product candidates to help address unmet needs for people living with schizophrenia and autism-spectrum disorders.

Perhaps most importantly, Jazz recognizes and values the unique expertise of GW as leaders in the development of cannabinoid medicines and our commercial strengths in the field of epilepsy. They understand and appreciate the specialized nature of who we are and what we do, from growing and manufacturing, to R&D and commercialization. Jazz believes the combined expertise within both companies, working together in new and meaningful ways, will enable an even further unlocking of innovation to impact a greater set of patients.

5.	How do the two company cultures fit together?

The combination of GW and Jazz joins two purpose-led companies with a shared commitment to the power of innovation and transforming the lives of patients. Like us, Jazz has a culture that the company protects with pride and offer its employees something special and unique. Both companies are driven by a set of strong core values – notably, the values almost perfectly line up including integrity, collaboration, passion, innovation and excellence.

6.	Does Jazz already have expertise in cannabinoid science or commercialization in the field of epilepsy?

Jazz has expertise in two high growth franchises - sleep disorders and oncology. Jazz does not have expertise in cannabinoid science or commercialization in the field of epilepsy. Jazz is very excited about the expertise and talent that GW would bring to a combined entity and recognizes the very specialized nature of GW’s business, from growing and manufacturing, R&D and commercialization. They see our business as highly complementary and additive to their existing business.

7.	How does this impact GW’s 2021 Company Goals and OKRs? Our longer-term strategy?

The short answer is that it doesn’t. Our 2021 Company Goals and OKRs are not changing, and we owe it to our patients and one another to stay focused and deliver on our company priorities as planned.

It’s important to remember the definitive agreement is the first step in the acquisition process. We expect the transaction will be completed in the second quarter, pending regulatory approvals and customary closing conditions, and it is possible that it could take longer. Until then, it’s business as usual and we will continue to operate as two separate, independent companies.

Looking forward, Jazz is focused on ensuring our continued growth, innovation and success and creating a strong combined company that brings together the best of both organizations. Jazz recognizes and values highly our unique leadership, capabilities and expertise in epilepsy and cannabinoid science and is fully committed to our strategy, commercial launch plans, product pipeline and ongoing clinical and research programs.

8.	How will this benefit patients GW currently serves?

As part of Jazz, we will continue to lead the world in developing and commercializing regulatory approved cannabinoid medicines focused on transforming the lives of patients and their families. Together, we will have an opportunity to reach and impact more patients through a broader portfolio of CNS-focused therapies than ever before. Jazz recognizes and highly values GW’s unique leadership, capabilities and expertise in epilepsy and cannabinoid science and is fully committed to our strategy, commercial launch plans, product pipeline and ongoing clinical and research programs.

9.	How will this benefit GW employees? Why is this a good thing for us?

With an expanded portfolio, the combined company will have more breadth and depth in neuroscience, greater capabilities for research and discovery, and the stability and opportunity that comes from several diversified and fast-growing revenue streams. The combined company will provide even more career development opportunities for our talent and despite the increased size of the organization, it will still preserve the focus, flexibility and operating agility that has helped enable GW to grow and succeed.

We know how important our patient-driven culture is to all of us at GW and we are confident that this will not change. Consistent with how we operate, Jazz is a purpose-driven, patient- centric company with strong values and a highly engaged culture that is closely aligned with GW.

It’s also important to keep in mind that Jazz recognizes and values the expertise of GW as leaders in the development of cannabinoid medicines and our commercial strengths in the field of epilepsy, which is a new therapeutic area for Jazz.

While we believe most GW employees will have a real opportunity to continue to grow and thrive as part of this next chapter in the company’s evolution, today’s news may bring a sense of anxiety and uncertainty for some. That’s understandable. In the coming days, we will share more information about steps we’ve taken to help support a smooth and successful transition for you.

10.	How will this benefit GW shareholders?

The agreed upon price of $220 per share is a recognition of GW’s success and reflects what we have built over the past 20 years as both the pioneer in cannabinoid science and one of the most successful, innovative biotech to come out of the UK. When we had our initial public offering on the NASDAQ in 2013, we opened our first day of trading at $8.90. Together, we increased our value ~24x in eight years.

In addition, this price represents a significant premium to our current share price and is above our all-time high, reflecting Jazz’s confidence in and commitment to our future prospects and pipeline. It also demonstrates the value they place in us and our importance to the future of the combined company.

TRANSACTION DETAILS, TIMELINE & NEXT STEPS

11.	What is the aggregate purchase price for the transaction?

The price is $220 per American Depositary Share (ADS), in the form of $200 in cash and $20 in Jazz ordinary shares (subject to additional limitations on the maximum and minimum number of Jazz shares, described in public filings), for a total consideration of $7.2 billion, or $6.7 billion net of GW cash.

12.	Jazz is paying both cash and stock to acquire GW. What does that mean?

Once the acquisition is finalized, for each GW Pharmaceuticals ADS, shareholders receive $200 cash and $20 in Jazz ordinary shares.

13.	When will the acquisition be finalized?

We expect the acquisition will be completed in the second quarter, pending regulatory and GW Pharmaceuticals shareholder approval, as well as customary closing conditions. We will let you know if this timeline changes.

14.	What is the difference between announcement/signing and close?

The signing of the definitive agreement is the first step in the acquisition process. We expect the acquisition will be completed in the second quarter, pending regulatory and GW shareholder approval as well as customary closing conditions. In this interim period, we continue to operate as two separate, independent companies. Once the acquisition is completed or “closed,” GW Pharmaceuticals will be wholly owned by Jazz.

15.	What approvals are required before the transaction can close?

The proposed acquisition requires GW Pharmaceuticals shareholder approval, regulatory clearance, as well as the fulfillment of customary closing conditions. This process is typical in these corporate transactions.

16.	Is there a possibility that the deal may not go through?

The deal is subject to shareholder approval and customary closing conditions, which are expected to be satisfied.

17.	How is integration being planned? What structural/organizational impacts can we expect?

Until the transaction closes, GW Pharmaceuticals we will continue to operate as an independent company. Upon close, we do not expect changes in reporting structure for most GW employees. However, there may be some areas where we need to ensure immediate linkage, primarily to fulfill financial and legal reporting requirements of the combined entity. Any such decisions we would expect to be able to communicate immediately upon close.

Justin will continue to lead GW through the end of the year to help with an appropriate transition. Justin and GW’s leadership will focus on maintaining appropriate continuity and focus for the continued success of the business, as well as lead and participate in integration planning teams with representatives from both companies. These integration planning teams will consider and determine any opportunities where further integration might make sense after the acquisition is complete. It is important to keep in mind that Jazz recognizes and values the highly specialized nature of our work and expertise, which is critical to the combined company’s success.

18.	What can GW Pharmaceuticals employees expect in the interim – from now until close?

During this time, we continue to operate as two separate, independent companies. There is no change to our 2021 Company Goals and priorities. Very soon, we expect to form teams, with representatives from both Jazz and GW, to start integration planning. We are committed to maintaining open and transparent lines of communication, and we will keep you informed as we move through this process.

19.	Will we be keeping the name GW Pharmaceuticals or Greenwich Biosciences in any way?

No decisions have been made as this will be discussed as part of integration planning. Jazz recognized the value and equity that we’ve created for the GW Pharmaceuticals brand and, in the U.S., the Greenwich Biosciences brand. Over time, Jazz expects to have one overarching corporate and master brand – that of Jazz. How and when to transition – and any opportunities to continue to leverage the GW Pharmaceuticals or Greenwich Biosciences brands – will be considered as part of the integration planning

20.	Do we need to get approval from Jazz for any decisions after signing and before closing?

Day-to-day decisions will continue to be made in the normal way without approval from Jazz. There are some specific exceptions to this, but these would be highly unlikely to affect you.

21.	Will there be certain projects that have to stop immediately?

There are no immediate decisions to stop any specific projects. Operating as an independent company up until the deal closes, GW will continue to make decisions around projects as we would normally do taking into consideration appropriate business needs and requirements.

22.	How will information about this acquisition be shared and how frequently?

We are committed to maintaining open and transparent lines of communication, and we will keep you informed as we move through this process. A “Jazz Acquisition Resource Portal” will be created on GW Connect to keep you informed of the most recent information. You can also send any questions to *****.

ABOUT JAZZ

23.	What is Jazz’s mission? What are their values and what is the culture like?

We know how important our patient-driven culture is to all of us at GW and we are confident that this will not change. Consistent with how we operate, Jazz is a purpose-driven, patient- centric company with strong values and a highly engaged culture that is closely aligned with GW. In fact, we share many of the same core values of integrity, collaborative, passionate, innovative and excellence. Jazz’s purpose is to innovate to transform the lives of patients, which is very aligned to our vision of unlocking the potential of cannabinoid science to transform the lives of patients and their families.

24.	Where is Jazz located?

Jazz is currently headquartered in Dublin, Ireland and the combined company headquarters will remain as such. Jazz has office locations in the US, Canada, UK, Ireland, Germany, France, Italy, Paris, Spain, and Demark. Jazz’s larger employee bases are in Palo Alto, CA, Philadelphia, PA, Dublin, IE, and Oxford, UK. Jazz’s executive team is distributed across these four larger hub locations. Additionally, Jazz has two internal manufacturing sites in Ireland and Italy.

25.	I know someone that works at Jazz. Can I reach out to them or what can I say if they reach out to me?

Yes, but please keep in mind that before the deal closes, we remain separate companies. Confidential information cannot be shared and integration planning will be led by the integration planning teams.

ORGANIZATION STRUCTURE & LEADERSHIP

26.	How will the combined company be structured?

In the near term, GW’s operations will continue to be run separately from Jazz, reporting into GW’s ELT. In the months ahead, the Integration Planning Team will work with the leadership teams from both companies to determine the appropriate corporate structure for the combined company. It is important to understand that Jazz recognizes the highly specialized nature of GW’s work and skillset, and our successes to date, and is looking to build on this for the benefit of the combined company. We will communicate to you any changes in corporate structure as they become finalized.

27.	Who will lead the combined company?

Bruce Cozadd, Jazz’s Chairman and CEO, will lead the combined company.

28.	What will happen to GW’s Founder and Chairman, Geoffrey Guy?

Geoffrey Guy will remain with the combined company through the end of 2021.

29.	What will happen to GW’s CEO, Justin Gover?

Justin will remain with the combined company through the end of 2021 to provide continuity and will lead the GW organization during this time, reporting to Jazz’s CEO.

30.	What will happen to other members of GW’s Executive Leadership Team (ELT)?

All members of ELT are dedicated to ensuring the successful integration of GW and Jazz upon the close of the deal. All ELT members have committed to remain with the combined company to assist with the transition for about six months after close. In this interim period, ELT members will hold discussions with Jazz about potential ongoing leadership roles in the combined company.

31.	Will reporting structures change?

Until the transaction closes, GW and Jazz will continue to operate as independent companies. After close, in the short term, we do not expect changes in reporting structure for most GW employees. However, there will be some individuals and teams that transition to new leaders upon the closing of the transaction, primarily to fulfill financial and legal reporting requirements of the combined entity. The Integration Planning Team will work with leadership teams from both companies to review the organizational structure and reporting relationships during the integration planning process and any changes will be communicated.

EMPLOYMENT QUESTIONS

32.	I have approved open headcount. Can I still fill my position?

Yes, ongoing recruitment for roles approved as part of the 2021 budget or to replace existing positions due to natural attrition can continue as normal. Any unbudgeted headcount would require additional approval as per our current process.

Key messages regarding the transaction will be provided to hiring managers to support discussions with candidates.

33.	I have a new hire that has accepted an offer but has not yet started with GW. What do I do?

The job offer for the new hire still stands. Key messages regarding the transaction will be provided to all managers with new hires to support discussions and in answering questions that they will understandably have.

If you receive questions you feel unable to answer using the key messages, please direct these to your HR Business Partner in the first instance.

34.	Will Jazz recognize the years of service I have with GW Pharmaceuticals?

Yes, your years of service at GW will carry over to Jazz, subject to limited exceptions.

35.	Will there be layoffs/redundancies as a result of this transaction?

The core value driver of this agreement is based upon the ability of our combined resources to accelerate growth and innovation, not based upon driving a large degree of synergistic savings. We believe that the strengths of our businesses are highly complementary and will create a more powerfully combined Neuroscience leadership position. Jazz recognizes the unique expertise and talented, strong teams at both companies and look forward to the new opportunities for career growth and development that this can create for our combined set of employees.

While we do not expect a significant impact, we cannot say there will be no impact in the future. As in any transaction of this nature, there may be overlap in select positions that could result in changes to, or a reduction of, existing roles. Jazz is committed to addressing this through natural attrition, finding new experiences for talent and reduced hiring in select areas where it makes sense for the business wherever possible.

As Integration Planning starts, the joint Jazz and GW teams will begin to further consider whether any proposed changes could impact existing roles. We are committed to treating employees with respect and dignity throughout this process and to communicating with transparency.

36.	What happens if my job is eliminated/made redundant as a result of the transaction?

We understand that this question may be on the minds of many of you. While Jazz has informed that they do not expect a significant impact on jobs, no one could fairly say that there will be no impact in the future. Should a job loss a occur as a result of the transaction, you may be eligible for severance benefits in line with market and industry standards. Given our global footprint, this will vary by country in line with local law. We will provide additional information about severance in the coming weeks.

37.	Where can I go for support during this time?

We recognize this news will create a period of uncertainty and will share further information as soon as we are able. We would encourage you to leverage our existing Employee Assistance Programs.

Through these programs you have access to resources, information, and counselling at no cost to you. Designed to provide information and support, access is confidential and is available 24 hours a day, 7 days a week. Information is not provided to GW about who uses the service or why.

•	US: *****

Phone: *****

Visit: *****

•	UK: *****

Phone: *****

Visit: ***** User ID: ***** Password: *****

We would also encourage employees to keep an open dialogue with their line manager and to reach out to their HR contact.

EQUITY

38.	Will equity grants be included in this year’s annual compensation planning cycle?

Yes, stock awarded during the annual compensation planning process will continue to be granted as planned with a targeted grant date in March 2021.

39.	Will new-hire grants be awarded?

Yes, new hire stock awards will continue to be granted consistent with past practice through close.

40.	What happens to my equity?

There are a few different scenarios to review. Remember, our stock is traded in American Depositary Shares (ADSs) and our equity is awarded that way, so when we talk about shares below, we’re referring to ADSs.

•	Unvested awards from before 2021: These will accelerate at the close and you will be paid fully in cash at the transaction price minus the exercise price per share (approximately 2- cents per share).

•

Upcoming 2021 annual and new-hire grants: One-third will accelerate at the close and be paid to you fully in cash at the transaction price. The remainder will convert to unvested Jazz long-term incentive awards of equivalent value and vest equally at the first and second anniversary of the grant date.

•

Vested ADSs that you own, including awards that vest between now and the deal close: These will be treated like shares in the market and receive the same transaction consideration as other shares ($200 cash plus $20 in Jazz ordinary shares, subject to additional limitations on the maximum and minimum number of Jazz share, described in public filings).

•	Vested but unexercised options (mostly UK): These will automatically exercise at the close and receive the difference of the transaction consideration minus the exercise price per share.

41.	Can I sell the GW shares that I currently own?

We are currently in a blackout period pending release of our 2020 results. Once the blackout lifts, you will be permitted to trade. As a reminder, regardless of whether we are in a blackout period, employees in possession of material non-public information about the company are not permitted to trade. Please contact ***** or ***** with questions about our insider trading policy.

42.	Are there any restrictions on owning, buying, and selling Jazz stock?

For most employees, no, prior to the deal closing. After the deal closes, Jazz’s insider trading policy will apply to us, along with any applicable trading restrictions.

COMPENSATION (REMUNERATION) & BENEFITS

43.	How will my cash compensation be impacted between now and close?

The transaction announcement does not impact your existing base salary, bonus and stock opportunity, sales incentive plans, or rewards and recognition. Until we close, we will continue to make compensation adjustments and pay out bonuses and incentives as we have in the past. This includes any salary increases and bonus and stock awards approved as part of the annual compensation planning process.

44.	How will my cash compensation be impacted after close?

Jazz has agreed that base salaries and bonus targets will be no less favorable than current entitlements through December 31, 2022. Additionally, Jazz has agreed that stock opportunity will be no less favorable for employees who are eligible under their plan. For employees who may not be eligible for Jazz’s plan, Jazz has agreed to provide equity or cash equivalent equal to the current entitlement through December 31, 2022.

The Integration Planning Team will review all compensation plans (including incentive plans) to create an integrated and comprehensive program that would go into effect after that time. Any changes will be communicated to you, as information is available, in line with local, legal, and consultation requirements.

45.	How will my benefits be impacted between now and close?

The transaction announcement does not impact your existing benefits including healthcare benefits, wellness programs, retirement or pension benefits, supplemental and voluntary benefits, and time-off plans. Any vested benefits (e.g. a pension, savings plan balance) cannot be taken away from you. Normal changes to plan design or changes to comply with federal or local laws will continue to occur.

46.	How will my benefits be impacted after close?

The integration planning team will be reviewing all benefits plans and more information will be shared in the coming weeks.

47.	What can you share about Jazz’s benefits, compensation and equity programs?

We have limited information about Jazz’s programs at this time, as GW and Jazz continue to operate as two separate companies until the transaction closes. However, we understand that similar to GW, Jazz provides its employees with market competitive compensation and benefits. Please keep in mind that plan designs and regulations vary by country and region, so different programs may apply to different employees, depending on where they are located.

48.	Are the promotions planned through the annual compensation planning process still progressing?

Yes, any promotions that were submitted and approved through our annual compensation planning process are progressing as planned.

LOCATIONS

49.	Where will the combined company be headquartered?

Jazz is currently headquartered in Dublin, Ireland and the combined company headquarters will remain as such. Jazz has office locations in the US, Canada, UK, Ireland, Germany, France, Italy, Paris, Spain, and Demark. Jazz’s larger employee bases are in Palo Alto, CA, Philadelphia, PA, Dublin, IE, and Oxford, UK. Jazz’s executive team is distributed across these four larger hub locations. Additionally, Jazz has two internal manufacturing sites in Ireland and Italy.

50.	Will there be any office closures as a result of the transaction?

Like GW, Jazz’s employees have been working from home since March 2020. Both companies have demonstrated agility by being able to continue to deliver results and maintain strong employee engagement in a mostly remote working model driven by the pandemic. Jazz has plans underway to define their model for working post-pandemic, which includes combining the best of in-person engagement and a more flexible and remote working model.

It is too early for decisions to be taken on the combined company’s real estate footprint and given that the future post COVID working model is still being developed, Jazz is not in a position to make any specific commitments today. As a general principle, Jazz is committed to finding and retaining the best talent and office locations are a much less significant consideration than they were previously.

51.	What does this mean for KSP and GW Manufacturing?

Jazz recognizes GW’s growing and manufacturing capabilities are critical to the ongoing success of our products and pipeline and therefore know that our KSP location is essential.

PATIENT INFORMATION AND OTHER EXTERNAL STAKEHOLDERS

52.	What does this mean for our U.S. and International commercial organizations?

It’s business as usual. The success of our US Commercial organization is one of the principal reasons for Jazz’s acquisition of GW, and Jazz is highly motivated to ensure that our global commercial organization continues to thrive. While a leader in neuroscience, Jazz’s existing commercial organization is focused on sleep specialists and oncology, and hence GW will bring all the epilepsy and cannabinoid expertise to the combined company – both in the U.S. and around the world.

53.	Where can I go to find guidelines and talking points to help me deal with questions and concerns from external stakeholders?

You can find external -facing talking points and Q&A on GW Connect. These documents contain helpful information to help you answer questions you may receive from external stakeholders. It is important to note that you shouldn’t speculate with external partners. Until the transaction closes, both GW Pharmaceuticals and Jazz will continue to operate as independent companies.

54.	Does this have any impact on patients, current product availability or product launch plans?

No, this announcement does not have any impact to product availability or our previously announced launch plans in the EU and other international markets. We owe it to our patients and one another to stay focused and deliver on our company priorities as planned.

55.	What does this mean for our patient advocacy groups and programs?

There is no change. We are bringing together two patient-centric companies to form a more global and innovative biopharma leader that continues to put patients first. While both companies focus on supporting often overlooked areas of neuroscience, we support different patient communities and therapeutic areas, and together, we will have the opportunity to transform the lives of more patients than ever before. We look forward to continuing to build strong, meaningful and productive partnerships with our patients and advocacy groups as we move forward.

56.	Does this have any impact on our research programs and clinical studies already underway or planned to begin this year?

No. All of our current clinical trials and investigations will continue as planned. Part of what Jazz is investing in with this combination is our robust innovation pipeline of both late-stage and early-stage cannabinoid product candidates. It is important that we continue to advance and execute our clinical trial plan, as patients are counting on us.

57.	Does this have any impact to our suppliers?

No. Until the transaction has closed, everything remains business as usual. GW and Jazz will continue to operate as two separate companies until the acquisition is compete.

HANDLING MEDIA OR INVESTOR INQUIRIES

58. What should I say if contacted by people outside of the company?

An announcement like this is going to draw attention from media, the financial community and others who follow GW Pharmaceuticals. As always, it is important for our company to speak with one voice. If you receive any inquiries about this transaction from members of the media, please direct them to ***** at *****. If you receive any questions from the investment community, please send them to***** at *****.

59. Can I post anything on social media about this announcement?

Applying our social media policy, please limit your posts to sharing official company announcements.

Forward Looking Statements

This communication contains forward-looking statements regarding Jazz Pharmaceuticals and GW Pharmaceuticals, including, but not limited to, statements related to the proposed acquisition of GW Pharmaceuticals and the anticipated timing, results and benefits thereof, including the potential for Jazz Pharmaceuticals to accelerate its growth and neuroscience leadership, and for the acquisition to provide long-term growth opportunities to create shareholder value; Jazz Pharmaceuticals’ expected financing for the transaction; and other statements that are not historical facts. You can generally identify forward-looking statements by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “explore,” “evaluate,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are based on each of the companies’ current plans, objectives, estimates, expectations and intentions and inherently involve significant risks and uncertainties, many of which are beyond Jazz Pharmaceuticals’ or GW Pharmaceuticals’ control. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks and uncertainties associated with: Jazz Pharmaceuticals’ and GW Pharmaceuticals’ ability to complete the acquisition on the proposed terms or on the anticipated timeline, or at all, including risks and uncertainties related to securing the necessary regulatory and shareholder approvals, the sanction of the High Court of Justice of England and Wales and satisfaction of other closing conditions to consummate the acquisition; the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive transaction agreement relating to the proposed transaction; risks related to diverting the attention of GW Pharmaceuticals and Jazz Pharmaceuticals management from ongoing business operations; failure to realize the expected benefits of the acquisition; significant transaction costs and/or unknown or inestimable liabilities; the risk of shareholder litigation in connection with the proposed transaction, including resulting expense or delay; the risk that GW Pharmaceuticals’ business will not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected; Jazz Pharmaceuticals’ ability to obtain the expected financing to consummate the acquisition; risks related to future opportunities and plans for the combined company, including the uncertainty of expected future regulatory filings, financial performance and results of the combined company following completion of the acquisition; GW Pharmaceuticals’ dependence on the successful commercialization of Epidiolex/Epidyolex and the uncertain market potential of Epidiolex; pharmaceutical product development and the uncertainty of clinical success; the regulatory approval process, including the risks that GW Pharmaceuticals may be unable to submit anticipated regulatory filings on the timeframe anticipated, or at all, or that GW Pharmaceuticals may be unable to obtain regulatory approvals of any of its product candidates, including nabiximols and Epidiolex for additional indications, in a timely manner or at all; disruption from the proposed acquisition, making it more difficult to conduct business as usual or maintain relationships with customers, employees or suppliers; effects relating to the announcement of the acquisition or any further announcements or the consummation of the acquisition on the market price of Jazz Pharmaceuticals’ ordinary shares or GW Pharmaceuticals’ American depositary shares or ordinary shares; the possibility that, if Jazz

Pharmaceuticals does not achieve the perceived benefits of the acquisition as rapidly or to the extent anticipated by financial analysts or investors, the market price of Jazz Pharmaceuticals’ ordinary shares could decline; potential litigation associated with the possible acquisition; regulatory initiatives and changes in tax laws; market volatility; and other risks and uncertainties affecting Jazz Pharmaceuticals and GW Pharmaceuticals, including those described from time to time under the caption “Risk Factors” and elsewhere in Jazz Pharmaceuticals’ and GW Pharmaceuticals’ Securities and Exchange Commission (SEC) filings and reports, including Jazz Pharmaceuticals’ Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, GW Pharmaceuticals’ Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, and future filings and reports by either company. In addition, while Jazz Pharmaceuticals and GW Pharmaceuticals expect the COVID-19 pandemic to continue to adversely affect their respective business operations and financial results, the extent of the impact on the combined company’s ability to generate sales of and revenues from its approved products, execute on new product launches, its clinical development and regulatory efforts, its corporate development objectives and the value of and market for its ordinary shares, will depend on future developments that are highly uncertain and cannot be predicted with confidence at this time. Moreover, other risks and uncertainties of which Jazz Pharmaceuticals or GW Pharmaceuticals are not currently aware may also affect each of the companies’ forward-looking statements and may cause actual results and the timing of events to differ materially from those anticipated. Investors are cautioned that forward-looking statements are not guarantees of future performance. The forward-looking statements made in this communication are made only as of the date hereof or as of the dates indicated in the forward-looking statements and reflect the views stated therein with respect to future events as at such dates, even if they are subsequently made available by Jazz Pharmaceuticals or GW Pharmaceuticals on their respective websites or otherwise. Neither Jazz Pharmaceuticals nor GW Pharmaceuticals undertakes any obligation to update or supplement any forward-looking statements to reflect actual results, new information, future events, changes in its expectations or other circumstances that exist after the date as of which the forward-looking statements were made.

Additional Information and Where to Find It

In connection with the proposed transaction, GW Pharmaceuticals intends to file a proxy statement with the SEC. Each of Jazz Pharmaceuticals and GW Pharmaceuticals may also file other relevant documents with the SEC regarding the proposed transaction. The definitive proxy statement (if and when available) will be mailed to shareholders of GW Pharmaceuticals. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT (WHICH WILL INCLUDE AN EXPLANATORY STATEMENT IN RESPECT OF THE SCHEME OF ARRANGEMENT OF GW PHARMACEUTICALS, IN ACCORDANCE WITH THE REQUIREMENTS OF THE U.K. COMPANIES ACT 2006) AND ANY OTHER RELEVANT DOCUMENTS THAT MAY BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of the proxy statement (if and when available) and other documents containing important information about Jazz Pharmaceuticals, GW Pharmaceuticals and the proposed transaction, once such documents are filed with the SEC through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Jazz Pharmaceuticals will be available free of charge on Jazz Pharmaceuticals’ website at https://www.jazzpharma.com. Copies of the documents filed with the SEC by GW Pharmaceuticals will be available free of charge on GW Pharmaceuticals’ website at https://www.gwpharm.com.

Participants in the Solicitation

Jazz Pharmaceuticals, GW Pharmaceuticals, their respective directors and certain of their executive officers and other employees may be deemed to be participants in the solicitation of proxies from GW Pharmaceuticals’ security holders in connection with the proposed transaction. Information about GW Pharmaceuticals’ directors and executive officers is set forth in GW Pharmaceuticals’ proxy statement on Schedule 14A for its 2020 Annual General Meeting, which was filed with the SEC on April 7, 2020, and its Current Report on Form 8-K filed with the SEC on September 10, 2020 and subsequent statements of beneficial ownership on file with the SEC. Information about Jazz Pharmaceuticals’ directors and executive officers is set forth in Jazz Pharmaceuticals’ proxy statement on Schedule

14A for its 2020 Annual General Meeting, which was filed with the SEC on June 12, 2020 and subsequent statements of beneficial ownership on file with the SEC. Additional information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of GW Pharmaceuticals security holders in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement when it is filed with the SEC.

No Offer or Solicitation

This communication is not intended to and shall not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities, or a solicitation of any vote or approval, nor shall there be any offer, solicitation or sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made in the United States absent registration under the U.S. Securities Act of 1933, as amended (Securities Act), or pursuant to an exemption from, or in a transaction not subject to, such registration requirements. The Jazz Pharmaceuticals securities issued in the proposed transaction are anticipated to be issued in reliance upon an available exemption from such registration requirements pursuant to Section 3(a)(10) of the Securities Act.